UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 15, 2005

eSpeed, Inc.
(Exact name of registrant as specified in its charter)
Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
110 East 59th Street, New York, NY 10022
(Address of principal executive offices)

Registrant's telephone number, including area code	212-938-5000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01. REGULATION FD DISCLOSURE

On June 12, 2005, eSpeed, Inc. ("eSpeed") submitted a binding offer to acquire 51% of the share capital of Società per il Mercato dei Titoli di Stato – Borsa Obbligazionaria Europea S.p.A. ("MTS") for a total subscription price equal to 51% of Euro 250 million through the issuance of new MTS shares to eSpeed pursuant to a recapitalization structure. MTS will distribute the subscription price to its shareholders by means of a special dividend as soon as possible following completion of the subscription. eSpeed also offered MTS shareholders, following the recapitalization, an opportunity to tender their shares at the same subscription price, subject to MTS shareholders (other than eSpeed) retaining at least 29% of the share capital of MTS following the completion of the offer. eSpeed's obligation to acquire the tendered shares is subject to rights of first refusal granted to existing MTS shareholders and then to European primary dealers. eSpeed has been informed by MTS that its offer was distributed to the shareholders of MTS on June 15, 2005.

eSpeed's binding offer was submitted to MTS shareholders, along with what we understand to be a competing offer, pursuant to an auction process that commenced in the first quarter of 2005. eSpeed's offer expires at 8:00 am Central European Time on June 30, 2005. eSpeed expects to be notified by MTS by the first week of July 2005 as to whether a majority of MTS shareholders have decided to accept its offer. There can be no assurance that eSpeed's offer will be accepted, or that if accepted, the contemplated transaction would close. The transaction proposed by eSpeed is subject to customary closing conditions including, among other things, regulatory approval from Italian and other European regulators. If eSpeed's offer is accepted in the form proposed, eSpeed understands that MTS expects that the transaction would be completed during the fourth quarter of 2005.

The terms of eSpeed's offer provide, among other terms, that MTS would enter into a Technology and Reciprocal Access Agreement with eSpeed pursuant to which eSpeed would provide MTS with support and assistance in technology infrastructure, research and development, ISV integration, intellectual property and network integration that would provide the customers of both companies with the technological infrastructure to facilitate reciprocal access to their respective platforms.

Under the terms of eSpeed's offer, MTS would have a supervisory board consisting of seven representatives selected by eSpeed, one representative of the Italian Ministry of Economy, seven representatives selected by other MTS shareholders, and an independent chairman selected by eSpeed. MTS would also have a management board consisting of two representatives selected by eSpeed, two representatives selected by dealers who are MTS customers, and three representatives of MTS management. In addition, the managing director of MTS and a representative of a market committee appointed by the shareholders of MTS, that could include a representative of the Italian Ministry of Economy, would join eSpeed's Board of Directors.

The transaction proposed by eSpeed also provides that for so long as eSpeed owns a majority interest in MTS, eSpeed would agree to maintain and develop MTS as its European hub for government and sovereign bonds and to develop its role as the European hub for market activities related to fixed income products, and that eSpeed would not engage in certain kinds of activities that would compete with the foregoing. The proposal also provides for various customary representations and warranties, covenants, indemnities, and conditions to closing.

eSpeed expects to fund the purchase price from existing working capital and, if necessary, from proceeds received pursuant to an unsecured loan facility of $60,000,000 from Cantor Fitzgerald L.P.

Morgan Stanley & Co. Limited is acting as financial advisor to eSpeed.

A copy of the press release announcing the submission of the binding offer is furnished with this Current Report on Form 8-K as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibit

99.1	Press Release, dated June 15, 2005 (furnished, not filed).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.
Date: June 15, 2005
	By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chairman and Chief Executive Officer